Exhibit 10(a)

Amendment to the

Wells Fargo & Company Deferred Compensation Plan

(As Amended and Restated Effective as of January 1, 2008)

Effective January 1, 2015, Section 2(F) of the Wells Fargo & Company Deferred Compensation Plan is amended in its entirety to read in full as follows:

2. (F)    Compensation.  Base salary, bonuses, incentives and commissions earned by an Eligible Employee during the Deferral Year for services rendered to the Company or its Affiliates as determined by the Plan Administrator for that Deferral Year and payable (if not deferred) no later than March 15 of the Plan Year following the Deferral Year; provided, however, that Compensation shall not include:

(1)   any award under the Company’s Long-Term Incentive Compensation Plan, or any successor to the plan;

(2)   any amount if the right to receive that amount is conditioned on the Eligible Employee’s Separation from Service;

(3)   compensation paid during a period of salary continuation leave;

(4)   any amount paid after the pay period in which the Eligible Employee’s Separation from Service occurs except with respect to bonuses that are subject to Section 2(F)(5) below; and

(5)   bonus amounts payable after March 1 of the Plan Year following the Deferral Year in which the Employee’s Separation from Service occurs, unless the Eligible Employee elected payment in annual installments and Section 9(I) does not apply.

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